Exhibit 99.1

Tier Technologies, Inc.

10780 Parkridge Blvd., Suite 400

Reston, VA 20191

CONTACT:

Matt Brusch, Director of Communications

mbrusch@tier.com

(571) 382-1048
Tier Reports Fiscal 2006 Fourth Quarter and Year-End Results

RESTON, Va., December 13, 2006 – Tier Technologies, Inc. (OTC: TIER), today announced results for its fiscal fourth quarter and year ended September 30, 2006.

Revenues for the fiscal 2006 fourth quarter were $35.1 million, an increase of 3% as compared to $34.1 million in the fiscal 2005 fourth quarter. Net loss per diluted share was ($0.24) in the fiscal 2006 fourth quarter as compared to net loss per diluted share of ($0.07) in the same period a year ago.

Revenues for the full fiscal year 2006 were $168.7 million, representing 12% growth as compared to $150.6 million for fiscal year 2005. For the full year 2006, net loss per diluted share was ($0.48) as compared to net income per diluted share of $0.06 a year ago.

Items impacting the fiscal year 2006 net loss include: $8.4 million of costs associated with Tier’s financial restatements, of which $1.4 million was related to the reconciliation of certain accounts for one of Tier’s payment processing centers; $0.7 million of additional accrued forward losses recognized on two contracts; and $0.9 million of severance expenses associated with a former CEO. Additionally, Tier recognized $2.0 million of stock-based compensation expenses for the first time in fiscal 2006 related to the implementation of SFAS 123R, including $0.2 million of expenses associated with the acceleration of options relating to the separation of a former CEO.

As of September 30, 2006, Tier has $55.4 million in cash and cash equivalents, and investments in marketable securities, and $12.3 million in restricted investments. Tier has no short-term or long-term debt.

“Tier’s fiscal year 2006 top line growth was highlighted by a 39% growth rate in our Electronic Payment Processing segment,” said Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier. “We are pleased with the significant strides Tier has made over the past year including strengthening our leadership team, and essentially completing the restatement of our historical financial results. We are committed to creating long-term, sustainable company value for shareholders, and anticipate growing Tier profitably by leveraging our transaction processing strengths into new business opportunities.”

Tier expects to submit an application to relist its common stock on the Nasdaq Stock Market. Tier management has determined not to provide quarterly or annual financial guidance for fiscal year 2007, and is evaluating if it will provide financial guidance in future periods. Tier expects to resume quarterly investor conference calls upon relisting on Nasdaq.

Electronic Payment Processing

Electronic Payment Processing (EPP) Segment revenues for the fiscal year 2006 fourth quarter were $14.0 million, an increase of 29% as compared to $10.9 million in the fiscal 2005 fourth quarter. EPP revenues for the full fiscal year 2006 were $78.4 million, an increase of 39% over $56.5 million in 2005, and represented 46% of Tier’s total fiscal year 2006 revenues.

Fiscal 2006 EPP revenue improvement was driven by an increase in the total number of transactions processed under new and pre-existing contracts as compared to fiscal 2005.

Government Business Process Outsourcing

Government Business Process Outsourcing (GBPO) Segment revenues were $11.0 million in the fiscal year 2006 fourth quarter, a decrease of 9% as compared to $12.1 million in the fiscal 2005 fourth quarter. For fiscal year 2006, GBPO revenues decreased 1% to $45.5 million from $45.8 million in fiscal 2005. GBPO revenues represented 27% of Tier’s total fiscal year 2006 revenues.

Factors impacting fiscal 2006 GBPO revenues were $7.8 million of decreased revenues due to the expiration of several contracts in fiscal 2006 and the second half of fiscal 2005, partially offset by $7.5 million of additional revenues from a five-year contract for child support processing services that commenced in the second quarter of fiscal year 2005.

Packaged Software and Systems Integration

Packaged Software and Systems Integration (PSSI) Segment revenues declined 9% in the fiscal year 2006 fourth quarter to $10.1 million from $11.1 million in the prior year. For the full fiscal year 2006, PSSI revenues decreased 7% to $44.8 million from $48.4 million in fiscal year 2005. PSSI revenues represented 27% of Tier’s total fiscal year 2006 revenues.

Fiscal 2006 PSSI revenue decline was primarily attributable to $10.9 million of decreased revenues from contracts that were completed, nearing completion or entering the maintenance phase of the project during fiscal 2006, partially offset by $8.4 million of revenues generated by new contracts entered into during fiscal 2006 and the latter part of fiscal 2005.

About Tier

Tier Technologies, Inc. offers a diversified array of innovative business and financial transaction processing solutions. Headquartered in Reston, Virginia, Tier’s clients include over 3,100 federal, state, and local governments, educational institutions, utilities and commercial clients in the U.S. and abroad. Tier provides information technology solutions and, through its Official Payments Corp. subsidiary, delivers payment processing solutions for a wide range of markets. From designing, installing and maintaining cutting-edge public sector software systems, to delivering fast, secure and convenient financial transaction processing solutions, Tier provides integrated information solutions that solve problems while balancing innovation with practicality. For more information, see www.tier.com and www.officialpayments.com.

Statements made in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Tier undertakes no obligation to update any such forward-looking statements. Each of these statements is made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including, but not limited to: the impact of governmental investigations; the potential loss of funding by clients, including due to government budget shortfalls or revisions to mandated statutes; the timing, initiation, completion, renewal, extension or early termination of client projects; the Company’s ability to realize revenues from its business development opportunities; unanticipated claims as a result of project performance, including due to the failure of software providers or subcontractors to satisfactorily complete engagements; and approval of the Company’s expected application to relist its common stock on the Nasdaq Stock Market. For a discussion of these and other factors which may cause our actual events or results to differ from those projected, please refer to the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2006 filed today with the SEC.

(Financial tables follow)

TIER TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS

	September 30,
(in thousands)	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$18,486	$27,843
Investments in marketable securities	36,950	36,493
Accounts receivable, net	15,035	19,449
Unbilled receivables	2,918	3,094
Prepaid expenses and other current assets	3,067	3,680

Total current assets	76,456	90,559
Property, equipment and software, net	13,466	13,501
Long-term accounts receivable	—	1,560
Goodwill	37,567	37,567
Other intangible assets, net	21,879	26,147
Restricted investments	12,287	3,335
Investment in unconsolidated affiliate	3,978	3,590
Other assets	3,916	483

Total assets	$169,549	$176,742

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$871	$1,902
Income taxes payable	7,288	7,113
Accrued compensation liabilities	5,325	5,139
Accrued subcontractor expense	2,360	3,226
Other accrued liabilities	11,823	7,836
Deferred income	5,750	7,795
Total current liabilities	33,417	33,011
Other liabilities	1,922	2,192

Total liabilities	35,339	35,203

Shareholders’ equity:
Preferred stock, no par value; authorized shares: 4,579; no shares issued and outstanding	—	—
Common stock and paid-in capital—Shares authorized: 44,260; shares issued: 20,383 and 20,374; and shares outstanding: 19,499 and 19,490	184,387	182,066
Treasury stock—at cost, 884 shares	(8,684)	(8,684)
Notes receivable from related parties	(4,275)	(3,998)
Accumulated other comprehensive loss	(33)	(111)
Accumulated deficit	(37,185)	(27,734)

Total shareholders’ equity	134,210	141,539

Total liabilities and shareholders’ equity	$169,549	$176,742

TIER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended September 30,
(in thousands, except per share data)	2006	2005	2004
Revenues	$168,731	$150,601	$127,777
Costs and expenses:
Direct costs	125,845	103,814	84,399
General and administrative	38,540	28,958	28,233
Selling and marketing	11,474	11,339	7,441
Depreciation and amortization	5,257	6,065	5,109
Restructuring charges	35	46	3,493

Total costs and expenses	181,151	150,222	128,675

(Loss) income before other income, income taxes and loss from discontinued operations	(12,420)	379	(898)

Other income (loss):
Interest income, net	2,951	1,543	835
Loss on sale of investments	—	(501)	—
Equity in net income (loss) of unconsolidated affiliate	445	(168)	—
Other income	74	—	—

Total other income	3,470	874	835

(Loss) income from continuing operations before income taxes	(8,950)	1,253	(63)
Income tax provision	501	127	—

(Loss) income from continuing operations	(9,451)	1,126	(63)
Loss from discontinued operations, net of income taxes	—	—	(1,440)

Net (loss) income	$(9,451)	$1,126	$(1,503)

(Loss) earnings per share—Basic:
From continuing operations	$(0.48)	$0.06	$—
From discontinued operations	$—	$—	$(0.08)

(Loss) earnings per share—Basic	$(0.48)	$0.06	$(0.08)
(Loss) earnings per share—Diluted:
From continuing operations	$(0.48)	$0.06	$—
From discontinued operations	$—	$—	$(0.08)

(Loss) earnings per share—Diluted	$(0.48)	$0.06	$(0.08)
Weighted-average shares used in computing:
Basic (loss) earnings per share	19,495	19,470	18,987
Diluted (loss) earnings per share	19,495	19,593	18,987

TIER TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
(in thousands)	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(9,451)	$1,126	$(1,503)
Less: Loss from discontinued operations, net	—	—	(1,440)

(Loss) income from continuing operations, net	(9,451)	1,126	(63)
Non-cash items included in net (loss) income from continuing operations:
Depreciation and amortization	8,998	8,992	7,139
Loss on retirement of equipment and software	324	662	571
Stock options revision charge	—	—	552
Stock-based compensation	1,975	—	—
Provision for doubtful accounts	1,020	602	388
Deferred income taxes	—	—	25
Equity in net (income) loss of unconsolidated affiliate	(445)	168	—
Accrued forward loss on contract	679	(214)	531
Net effect of changes in assets and liabilities:
Accounts receivable	5,130	(3,518)	9,015
Prepaid expenses and other assets	(2,819)	2,083	(485)
Accounts payable and accrued liabilities	1,329	565	(2,455)
Income taxes payable	175	106	9,382
Deferred income	(2,045)	2,526	780
Cash provided by operating activities from continuing operations	4,870	13,098	25,380
Cash used in operating activities from discontinued operations	(21)	(386)	(1,531)
Net cash provided by operating activities	4,849	12,712	23,849
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(45,950)	(75,702)	(26,639)
Sales and maturities of marketable securities	44,278	72,669	32,931
Restricted investments	(7,685)	3,328	4,403
Business combinations, net of cash acquired	—	(4,135)	(15,639)
Repayments on notes and accrued interest from related parties	—	411	—
Purchase of equipment and software	(4,849)	(10,027)	(3,429)
Other investing activities	—	(64)	(241)

Cash used in investing activities from continuing operations	(14,206)	(13,520)	(8,614)
Cash provided by investing activities from discontinued operations	—	—	1,913

Net cash used in investing activities	(14,206)	(13,520)	(6,701)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under bank line of credit	—	—	2,200
Repayments under bank line of credit	—	—	(2,200)
Net proceeds from issuance of common stock	69	302	2,395
Capital lease obligations and other financing arrangements	(86)	(86)	(149)

Net cash (used in) provided by financing activities from continuing operations	(17)	216	2,246
Effect of exchange rate changes on cash from continuing operations	17	(60)	—
Effect of exchange rate changes on cash from discontinued operations	—	—	230

Net (decrease) increase in cash and cash equivalents	(9,357)	(652)	19,624
Cash and cash equivalents at beginning of period	27,843	28,495	8,871

Cash and cash equivalents at end of period	$18,486	$27,843	$28,495